UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Stoneridge, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:
Not Applicable
(2)	Form, Schedule or Registration Statement No.:
Not Applicable
(3)	Filing Party:
Not Applicable
(4)	Date Filed:
Not Applicable

STONERIDGE, INC.
39675 MacKenzie Drive, Suite 400
Novi, Michigan 48377

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We invite you to attend our 2018 Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, May 15, 2018, at 11:00 a.m. Eastern Time, at our new corporate headquarters, 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377.

The purpose of the Annual Meeting is to consider and take action on the following matters:

1.	Election of eight directors, each for a term of one year;
2.	Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2018;
3.	Advisory approval of executive compensation;
4.	Approval of the 2018 Amended and Restated Directors’ Restricted Shares Plan; and
5.	Any other business as may be properly brought before the Annual Meeting.

Only shareholders of record at the close of business on March 28, 2018, the record date, are entitled to notice of and to vote at the Annual Meeting. We urge you to vote your shares on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.

By order of the Board of Directors,

THOMAS M. DONO, Jr.,
Secretary

Dated: April 5, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2018:

This Proxy Statement and the Company’s 2017 Annual Report to Shareholders are also available at www.envisionreports.com/sri.

YOUR VOTE IS IMPORTANT.
PLEASE VOTE YOUR SHARES PROMPTLY ON THE INTERNET, BY TOLL-FREE TELEPHONE
CALL OR, IF YOU HAVE REQUESTED A PAPER COPY OF OUR PROXY MATERIALS, BY SIGNING,
DATING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED.

2018 Proxy Statement

STONERIDGE, INC.
2018 Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

We are furnishing to our shareholders these proxy materials, which include this Proxy Statement and our 2017 Annual Report to Shareholders, by providing access to them on the Internet at www.envisionreports.com/sri. On or about April 5, 2018 we began mailing shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing important information, including instructions on how to access the proxy materials online and how to vote your shares over the Internet. If you receive a Notice, you will not receive a paper or e-mail copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Board of Directors is soliciting proxies in connection with the 2018 Annual Meeting of Shareholders and encourages you to read the Proxy Statement and vote your shares by Internet, by telephone or by mailing your proxy card or voting instruction form.

Stoneridge, Inc. 2018 Annual Meeting Information

Date and Time:	Tuesday, May 15, 2018, at 11:00 a.m. Eastern Time
Location:	Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, MI 48377
Record Date:	March 28, 2018
Voting:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each Director nominee and one vote for each of the other proposals presented for a vote.

Matters to be Considered:

Management Proposals	Board Vote Recommendation	Page (for more information)
1. Elect eight directors named in this Proxy Statement	FOR ALL	6
2. Ratify the appointment of Ernst & Young LLP	FOR	10
3. Provide advisory vote on executive compensation	FOR	13
4. Approval of the 2018 Amended and Restated Directors’ Restricted Shares Plan	FOR	14

Company Performance

We delivered a strong financial performance in 2017. The Company continues to drive strong financial performance through top-line growth that exceeded our underlying markets and continued operating efficiency improvement which contributed to higher, sustainable long-term margins. The Company continues to benefit from its focus on a product portfolio with smart products and those that focus on industry mega trends including intelligence, safety and security, fuel efficiency and emissions. The Company believes that focusing on smart products that address industry megatrends will have a positive impact on both our top-line growth and underlying margins. Our PST segment performance continued to improve as a result of cost reductions and operational improvements despite the continued challenging economic environment in Brazil during the first half of 2017.

Net sales increased by 18.5% due to higher sales in each of our segments. Our Control Devices segment net sales increased primarily as a result of new product sales and increased sales volume in the North American automotive market. Our Electronics segment benefited from higher European and

i

North American off-highway vehicle product sales substantially related to the acquired Orlaco business, as well as an increase in sales volume of European and North American commercial vehicle products.

Our PST segment net sales increased primarily due to an increase in monitoring product and service revenues as well as a favorable foreign currency translation.

Income from continuing operations increased by $30.5 million compared to the prior year, which was primarily due to higher sales in all of our operating segments, including the acquisition of the Orlaco business, a gross margin expansion and improved operational efficiency.

(in thousands, except earnings per share and share price)	2017	2016
Net sales	$824,444	$695,977
Operating income	57,370	44,082
Income from continuing operations	45,049	75,574
Net income	45,049	75,574
Net loss attributable to noncontrolling interest	(130)	(1,887)
Net income attributable to Stoneridge, Inc.	45,179	77,461
Diluted earnings per share from continuing operations attributable to Stoneridge, Inc.	$1.57	$2.74
Diluted earnings per share attributable to Stoneridge, Inc.	$1.57	$2.74
Share Price at December 31	$22.86	$17.69

Director Nominees

Below is a summary of the director nominees, who are elected for one-year terms. Additional information about each director nominee and his or her qualifications may be found beginning on page 7.

Name	Age	Director Since	Primary Occupation	Independent	Committee Memberships
					AC	CC	NCGC	CEC
Jonathan B. DeGaynor	51	2015	President and CEO of Stoneridge, Inc.
Jeffrey P. Draime	51	2005	Self-employed business consultant	✓		✓	✓
Douglas C. Jacobs	78	2004	Chief Financial Officer and Treasurer, Brownstone Services LLC	✓	C	✓
Ira C. Kaplan	64	2009	Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP	✓	✓		✓	✓
Kim Korth	63	2006	President and CEO 6th Avenue Group	✓		C	✓	✓
William M. Lasky	70	2004	Retired, Former President and CEO of Accuride Corporation	L	✓	✓	C
George S. Mayes, Jr.	59	2012	Self-employed business consultant	✓	✓			C
Paul J. Schlather	65	2009	Self-employed business consultant	✓	✓

AC	Audit Committee	C	Committee Chairperson
CC	Compensation Committee	L	Lead Independent Director
NCGC	Nominating and Corporate Governance Committee
CEC	Compliance and Ethics Committee

Ratification of the appointment of Ernst & Young LLP

We are asking our shareholders to ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018. For more information, see page 10.

ii

Executive Compensation Highlights

Our executive compensation program is designed to attract, retain, motivate and reward talented executives who advance our strategic, operational and financial objectives and, thereby, enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	Attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
•	Align total compensation with the objectives and strategies of our business and shareholders.

Key elements of our 2017 compensation program were as follows:

•	Base Salary. Base salary has been targeted at the 50th percentile of our comparator group.
•	Annual Incentive Plan (AIP). The 2017 AIP was comprised of consolidated and, where appropriate, divisional or functional financial performance metrics. In addition, there is an individual performance component.
•	Long-Term Incentive Plan (LTIP). Long-term incentives were awarded under our Long-Term Incentive Plan for 2017 and targeted at approximately the 50th percentile of our comparator group. These awards will vest in three years, weight performance shares more heavily than time-based share units, and are allocated as follows: 25% performance shares that vest based on achievement of a three year cumulative earnings per share (“EPS”) target; 30% performance shares that vest based on our Total Shareholder Return (“TSR”) over a three year period compared to a group of peer companies; and 45% share units that vest based on the passage of time.

For more information related to our executive compensation program, see page 21.

iii

STONERIDGE, INC.

PROXY STATEMENT

The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at our Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, May 15, 2018, at 11:00 a.m. Eastern Time, at Stoneridge Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377. We are mailing shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials and how to vote online on or about April 5, 2018.

Annual Report; Internet Availability

As permitted by U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing our proxy materials, which include this Proxy Statement and our 2017 Annual Report to Shareholders, to shareholders by providing access to the proxy materials on the Internet at www.envisionreports.com/sri.

Solicitation of Proxies

The Board is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained Georgeson Inc., at an estimated cost of $9,300, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to the solicitation of proxies by mail by Georgeson Inc., our employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies

The common shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to (i) elect the director nominees set forth under “Election of Directors”; (ii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018; (iii) approve the compensation of our Named Executive Officers; and (iv) approve the 2018 Directors’ Restricted Shares Plan.

Revocation of Proxies

Your presence at the Annual Meeting, without further action, will not revoke your proxy. However, if you are a registered shareholder you may revoke your proxy at any time before it has been exercised by:

•	signing and delivering a later-dated proxy;
•	voting again by Internet or telephone prior to 1:00 a.m. EDT on May 15, 2018 (only the latest vote you submit will be counted);
•	giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders (the notification must be received by the close of business on May 14, 2018); or
•	by voting in person at the Annual Meeting after requesting that the earlier proxy be revoked.

If you hold your common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.

Voting Eligibility

Only shareholders of record at the close of business on the record date, March 28, 2018, are entitled to receive notice of the Annual Meeting and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 28,209,641 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.

Voting

The Board is asking for your proxy in advance of the Annual Meeting. Giving your proxy means you authorize the individuals designated as proxies to vote your common shares at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your common shares in one of several ways, depending on how you hold your shares.

Shareholders of Record

If your common shares are registered directly in your name with the Company’s transfer agent, you are considered the “shareholder of record” of those shares and you may:

•	By Telephone. You may vote by telephone by calling toll-free 1-800-652-VOTE (8683) on a touch-tone phone until 1:00 a.m. Eastern Daylight Savings Time on May 15, 2018. Please have your Notice of Availability of Proxy Materials or proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.
•	By Internet. You may vote your shares by proxy by visiting the website www.envisionreports.com/sri until 1:00 a.m. Eastern Daylight Savings Time on May 15, 2018. Please have your Notice of Availability of Proxy Materials or proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.
•	By Mail. If you have requested or receive paper copies of our proxy materials by mail, you may vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.
•	In Person. You may vote your shares by attending the Annual Meeting in person and submitting your proxy card as instructed (if you have requested paper copies of our proxy materials) or completing a ballot that will be distributed at the Annual Meeting. However, you are encouraged to vote by mail, telephone or Internet even if you plan to attend the meeting.

Street Name Holders

•	You must vote your common shares through the procedures established by your bank, broker, or other holder of record. Your bank, broker, or other holder of record has enclosed or otherwise provided a voting instruction card for you to use in directing the bank, broker, or other holder of record how to vote your common shares.
•	You may vote at the meeting, however, to do so you will first need to ask your bank, broker or other holder of record to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your common shares at the meeting without a legal proxy and signed ballot.

If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority, under New York Stock Exchange (“NYSE”) rules, to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2018 (“Proposal 2”). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (“Proposal 1”), the advisory vote to approve our executive compensation (“Proposal 3”), or the proposal to approve the 2018 Amended and Restated Directors’ Restricted Shares Plan (“Proposal 4”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 28, 2018, by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) all of our executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
BlackRock, Inc.(2)	2,033,351	7.2%
Dimensional Fund Advisors(3)	1,930,387	6.9
NWQ Investment Management Company, LLC(4)	1,683,412	6.0
The Goldman Sachs Group, Inc.(5)	1,407,330	5.0
Jeffrey P. Draime(6)	432,401	1.5
Jonathan B. DeGaynor(7)	173,157	*
William M. Lasky(8)	119,767	*
Paul J. Schlather(9)	108,728	*
Thomas A. Beaver(10)	93,960	*
Michael D. Sloan(11)	71,124	*
Ira C. Kaplan(12)	54,739	*
Douglas C. Jacobs(13)	54,047	*
Kim Korth(14)	48,787	*
George S. Mayes, Jr.(15)	37,807	*
Robert R. Krakowiak	—	*
Anthony Moore	—	*
Alisa Nagle	—	*
All Executive Officers and Directors as a Group (17 persons)	1,241,845	4.4%

*	Less than 1%.
(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.
(2)	According to a Schedule 13G filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)	According to a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP, all securities reported are owned by commingled funds, group trusts and separate accounts to which it or its subsidiaries serve as investment advisor, sub-advisor and/or manager. Dimensional Fund Advisors LP has disclaimed beneficial ownership of all such securities. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(4)	According to a Schedule 13G filed with the SEC by NWQ Investment Management Company, LLC. The address of NWQ investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.
(5)	According to a Schedule 13G filed with the SEC by The Goldman Sachs Group, Inc., the filing reflects the securities beneficially owned by certain operating units (collectively the “Goldman Sachs Reporting Units”) of Goldman Sachs Group, Inc. and its subsidiaries and affiliates. The Goldman Sachs Reporting Units disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. The address of The Goldman Sachs Group, Inc. is 200 West Street, New York, New York 10282.
(6)	Represents 347,714 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 79,615 common shares owned by Mr. Draime directly and 5,072 restricted common shares subject to forfeiture (which vested on March 6, 2018).
(7)	Includes 51,355 time-based share units and 109,436 performance shares, both which vest and are payable in common shares on a one-for-one basis on March 30, 2018.
(8)	Includes 5,072 restricted common shares subject to forfeiture (which vested on March 6, 2018).
(9)	Represents 47,500 common shares held in an investment retirement account for the benefit of Mr. Schlather, 56,156 common shares owned by Mr. Schlather directly and 5,072 restricted common shares subject to forfeiture (which vested on March 6, 2018).

(10)	Includes 12,780 time-based share units and 21,468 performance shares, both of which vest and are payable in common shares on a one-for-one basis on March 30, 2018.
(11)	Includes 13,770 time-based share units and 23,131 performance shares, both of which vest and are payable in common shares on a one-for-one basis on March 30, 2018.
(12)	Represents 7,992 common shares held in a trust, of which Mr. Kaplan is trustee, 41,675 common shares owned by Mr. Kaplan directly and 5,072 restricted common shares subject to forfeiture (which vested on March 6, 2018).
(13)	Includes 5,072 restricted common shares subject to forfeiture (which vested on March 6, 2018).
(14)	Includes 5,072 restricted common shares subject to forfeiture (which vested on March 6, 2018).
(15)	Includes 5,072 restricted common shares subject to forfeiture (which vested on March 6, 2018).

PROPOSAL ONE:  ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors has been fixed at eight. At the Annual Meeting, shareholders will elect eight directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the nominees identified below be elected to the Board. Jonathan B. DeGaynor has an employment agreement with the Company which provides that during the term of the agreement he shall be entitled to be nominated for election to the Board. At our Annual Meeting, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the eight nominees hereinafter named.

Directors are elected by a plurality of the votes cast at the Annual Meeting. Broker non-votes and abstaining votes will be counted as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting, but will not be counted as “For” or “Withheld” from any nominee. “Plurality” means that the director nominees who receive the greatest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. The maximum number to be elected is eight. Shares not voted will have no impact on the election of directors. Unless proper voting instructions are to “Withhold” authority for any or all nominees, the proxy given will be voted “For” each of the nominees for director.

Majority Voting Principle.  Under our Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election must promptly offer his or her resignation. The Board’s Nominating and Corporate Governance Committee will then consider the resignation and recommend to the Board whether to accept or reject it. The Board will act on the Committee’s recommendation within 90 days after the Annual Meeting, and the Board’s decision will be publicly disclosed on Form 8-K. Any director who offers his or her resignation may not participate in the Board’s discussion or vote.

The director nominees are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote FOR the following nominees.

Nominees to Serve for a One-Year Term Expiring in 2019

Jonathan B. DeGaynor	Mr. DeGaynor, 51, is the President and Chief Executive Officer (“CEO”) of the Company and has served in this role since March 2015. Mr. DeGaynor served as the Vice President-Strategic Planning and Innovation of Guardian Industries Corp. (“Guardian”), a manufacturer of industrial glass and other building products for commercial, residential and automotive applications, from October 2014 until March 2015. Prior to that, Mr. DeGaynor served as Vice President-Business Development, Managing Director Asia for SRG Global, Inc., a Guardian company and manufacturer of chrome plated plastic parts for the automotive, commercial truck and consumer goods industries, from August 2008.

The Company believes that Mr. DeGaynor should serve as a director because he provides services as the Company’s President and Chief Executive Officer and because his extensive career in the automotive industry has spanned all phases of engineering, operations leadership, corporate strategy and business leadership. He brings expertise related to development and production of products and technologies. He provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

Jeffrey P. Draime	Mr. Draime, 51, has served as a director since 2005. Since 2005 Mr. Draime has been a self-employed business consultant. Mr. Draime is a partner and the President of AeroMax Aviation Holdings LLC, a charter aircraft corporation. From 1999 to 2011 he was the owner of QSL Columbus/QSL Dayton, a restaurant franchise. Mr. Draime is the Chairman of the Board of Directors of Aeromics, Inc., a biotech company.

Mr. Draime served in various roles with the Company from 1988 through 2001, including operations, sales, quality control, product costing, and marketing. From 2012 through October 2016, Mr. Draime has served as a director of Servantage Dixie Sales, Inc., an independent, full service, value added distributor serving consumer products markets. The Company believes Mr. Draime should serve as a director because he provides an historical as well as an internal perspective of our business to the Board and strengthens the Board’s collective qualifications, skills and experience.

Douglas C. Jacobs	Mr. Jacobs, 78, has served as a director since 2004. Since 2015 he has served as the Chief Financial Officer and Treasurer of Brownstone Services LLC and several other privately held companies owned by the beneficiary of a marital trust. From 2005 to 2014, Mr. Jacobs was the Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a marital trust. Prior to serving in this position, from 1999 until 2005 Mr. Jacobs held various financial positions with the Cleveland Browns. Mr. Jacobs is a former partner of Arthur Andersen LLP.

Mr. Jacobs served as a director and member of the Audit Committee of the Board of CalAtlantic Group Inc., a national residential home builder, which was formed as a result of the merger of Standard Pacific Corporation and Ryland Homes, from October 2015 until February 2018. Prior to the merger, Mr. Jacobs has served as a director of Standard Pacific Corporation, a national residential home builder in southern California, since 1998 and served as Chairman of the Audit Committee and a member of the Compensation, Executive and Nominating and Corporate Governance Committees.

Mr. Jacobs qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Jacobs should serve as a director because he provides valuable business experience and judgment to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Ira C. Kaplan	Mr. Kaplan, 64, has served as a director since 2009. Since January 2015 he has served as the Executive Chairman of Benesch, Friedlander, Coplan & Aronoff LLP, a national law firm, and served as the Managing Partner from 2008 until 2014. He is a member of the firm’s Executive Committee and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan counsels clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight to best practices to the Board, in addition to his professional experiences, which strengthens the Board’s collective qualifications, skills and experience.

Kim Korth	Ms. Korth, 63, has served as a director since 2006. Since July 2017 Ms. Korth has served as the President and Chief Executive Officer of 6th Avenue Consulting Group. Prior to that, from December 2012 until April 2017 Mr. Korth was the President and Chief Executive Officer of Dickten Masch Plastics, LLC, a thermoplastics and thermoset manufacturer, and as the President, Chief Executive Officer and director of TECHNIPLASTM, a privately held group of plastics-focused manufacturing businesses. Prior to that, she served as President, Chief Executive Officer and as a director of Supreme Corporation, a manufacturer of truck and van bodies, from 2011 to 2012. Ms. Korth is the founder and owner of IRN, Inc., an international automotive consulting firm. She founded the consulting firm in 1983 and is a recognized expert on automotive supplier strategy and issues.

Ms. Korth is a member of the board of Unique Fabricating, Inc., a niche supplier of acoustic parts for the automotive industry.
Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight to industry trends and expectations to the Board, which strengthens the Board’s collective qualifications, skills and experience.

William M. Lasky	Mr. Lasky, 70, has served as a director since 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He served as the Chairman of the Board of Accuride from 2009 to 2012. On October 8, 2009 Accuride filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. On February 26, 2010, after successfully completing its plan of reorganization, Accuride emerged from Chapter 11 bankruptcy. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

From 2011 through May 2016, Mr. Lasky also served as a director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

George S. Mayes, Jr.	Mr. Mayes, 59, has served as a director since 2012. Mr. Mayes currently provides independent business consulting services. Previously, Mr. Mayes served as Executive Vice President and Chief Operating Officer of Diebold, Inc., a provider of integrated self-service delivery and security systems and services, from 2013 to 2015. Prior to that, he served as Executive Vice President of Operations from 2008, as Senior Vice President, Supply Chain Management from 2006 to 2008, and as Vice President, Global Manufacturing upon joining Diebold, Inc. in 2005.

Mr. Mayes has extensive experience in lean manufacturing and Six Sigma processes and has managed manufacturing facilities in Canada, Mexico, France, Hungary, Brazil, China, Poland, Italy and the United States.

The Company believes that Mr. Mayes should serve as a director because he provides in-depth knowledge of manufacturing theories and operations, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience.

Paul J. Schlather	Mr. Schlather, 65, has served as a director since 2009. Mr. Schlather currently provides independent business consulting services. Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008. Mr. Schlather also serves on the boards of four closely held businesses.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board, which strengthens the Board’s collective qualifications, skills and experience.

PROPOSAL TWO:  RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee of the Board currently anticipates appointing Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2018. For 2017, Ernst & Young was engaged by us to audit our annual financial statements, assess our internal control over financial reporting and to perform audit-related and tax services. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, the Audit Committee requests that shareholders ratify its anticipated selection of Ernst & Young to serve as our independent registered public accounting firm for 2018.

Although ratification by shareholders is not legally required, the Board believes that the submission is an opportunity for the shareholders to provide feedback on an important issue of corporate governance. If our shareholders do not approve the appointment of Ernst & Young, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee, but will not require the Audit Committee to appoint a different accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during 2018 if it determines that such a change would be in the best interests of the Company and our shareholders.

Approval of this proposal requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at our Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal, however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.

The Board of Directors recommends that you vote FOR Proposal Two.

Service Fees Paid to the Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2017 and 2016 we retained Ernst & Young to provide services in the following categories and amounts. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

	2017	2016
Audit Fees	$2,339,100	$1,899,800
Audit Related Fees	79,500	145,900
Tax Fees	437,800	374,700
Total Fees	$2,856,400	$2,420,400

Audit Fees.  Audit fees include services associated with the annual audit of our consolidated financial statements, the audit of our internal control over financial reporting, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, international statutory audits and other services that are normally provided by the independent accountants in connection with regulatory filings. The increase in audit fees in 2017 primarily relates to various additional audit services including the implementation of the new revenue recognition standard, merger and acquisition transactions and the implementation of a new enterprise resource planning system.

Audit-related fees.  Audit related fees include services associated with assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements which includes assistance in financial due diligence related to mergers and acquisitions.

Tax Fees.  Tax fees relate to tax planning, domestic and international tax compliance and tax advice. The increase in tax fees in 2017 primarily relates to tax due diligence for mergers and acquisitions.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and inform the Audit Committee at the next scheduled meeting.

All services provided by Ernst & Young during fiscal year 2017, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.

Audit Committee Report

In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, our reporting practices, and the quality and integrity of the financial reports and other financial information provided by us to any governmental body or to the public. Management is responsible for the financial statements and the financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for conducting audits and reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles, and auditing and reporting on the Company’s effectiveness of internal controls over financial reporting. The Audit Committee is comprised of five directors, each of whom is “independent” for audit committee purposes under the listing standards of the NYSE.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2017, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, Ernst & Young, the matters required to be discussed under Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence. The Audit Committee discussed Ernst & Young’s independence with Ernst & Young. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

The Audit Committee discussed with our Internal Audit Director and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee also met with the Internal Audit Director and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.

Based on the above-referenced review and discussions with management, the Internal Audit Director and Ernst & Young, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements for fiscal 2017 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

The Audit Committee

Douglas C. Jacobs, Chairman
Ira C. Kaplan
William M. Lasky
George S. Mayes, Jr.
Paul J. Schlather

PROPOSAL THREE:  SAY-ON-PAY

As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) we provide our shareholders with the opportunity to cast an annual advisory non-binding vote to approve the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables) (a “Say-On-Pay” proposal). We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

At the Company’s 2017 Annual Meeting of Shareholders, 92.8% of the votes cast on the Say-On-Pay proposal voted in favor of the proposal. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

Our goal for the executive compensation program is to attract, motivate, and retain a talented, entrepreneurial and creative team of executives to provide operational and strategic leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe that our executive compensation program, which emphasizes performance-based compensation and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our shareholders.

Base compensation is aligned to be competitive in the industry in which we operate. Performance-based compensation (cash and equity) represents 44-53% of each executive officer’s target compensation opportunity, with long-term incentives representing the largest portion of compensation. Targets for incentive compensation are based on financial performance targets and increasing shareholder value. The Compensation Committee retains the services of an independent compensation consultant to advise on competitive compensation and compensation practices.

The Board recommends that shareholders vote FOR the following resolution:

“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future decisions regarding executive compensation.

The affirmative vote of a majority of the common shares present or represented by proxy and voting at the Annual Meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR Proposal Three.

PROPOSAL FOUR:  APPROVAL OF THE 2018 AMENDED AND RESTATED
DIRECTORS’ RESTRICTED SHARES PLAN

The Company’s current Amended Directors’ Restricted Shares Plan, as amended (the “DRSP”) was, upon the approval and recommendation of the Board of Directors, in accordance with the applicable law and the listing rules of the NYSE, approved by the Company’s shareholders at the 2005 Annual Meeting of Shareholders. An amendment to the DRSP increasing the number of common shares to 500,000 available for issuance under the DRSP was approved by the Company’s shareholders at the 2010 Annual Meeting of Shareholders. A further amendment to the DRSP increasing the number of common shares to 700,000 available for issuance under the DRSP was approved by the Company’s shareholders at the 2013 Annual Meeting of Shareholders. Currently, the DRSP authorizes the issuance of 700,000 common shares.

On March 7, 2018, the Board of Directors approved the 2018 Amended and Restated Directors’ Restricted Share Plan (the “2018 Plan”) (subject to shareholder approval) to amend and restate the DRSP to increase by an additional 150,000 common shares the number of common shares available for issuance under the DRSP, bringing the total to 850,000 common share. In addition, the material changes made to the DRSP in the 2018 Plan are that the 2018 Plan (i) eliminates the vesting of Restricted Shares granted under the DRSP in the event of “Potential Change in Control” (as defined in the DRSP), and (ii) clarifies that forfeited Restricted Shares, but not Restricted Shares used to satisfy tax withholding obligations, shall again be available for issuance under the 2018 Plan.

The Company is seeking approval of the 2018 Plan because the additional common shares available for issuance under the 2018 Plan will assist the Company in achieving its goal of promoting growth and profitability. The description of the 2018 Plan is subject to and qualified by Appendix A to this Proxy Statement (which sets forth the 2018 Plan).

Currently, under the existing DRSP there are 700,000 common shares reserved for issuance pursuant to grants or awards. At the end of 2017, grants for 616,113 common shares had been made under the DRSP. In March 2018, grants for 29,939 restricted common shares were made leaving 53,948 common shares available for issuance and grants under the DRSP.

Summary of the 2018 Plan

The 2018 Plan will increase the number of common shares available for issuance by 150,000 to bring the total common shares available for issuance to 850,000.

•	The purpose of the 2018 Plan is to advance the interests of the Company and its shareholders by providing Eligible Directors (all non-employee directors) with an opportunity to participate in the Company’s future prosperity and growth and an incentive to increase the value of the Company based on the Company’s performance, development, and financial success.
•	The 2018 Plan is administered by the Board of Directors. The Board has the power and authority to approve the grant of common shares subject to forfeiture (“Restricted Shares”) to Eligible Directors; approve the terms and conditions; adopt, alter, and repeal such administrative rules, guidelines, and practices governing the 2018 Plan as it shall, from time to time, deem advisable; interpret the terms and provisions of the 2018 Plan and any agreements related thereto; and take any other actions the Board considers appropriate.
•	If the amendment is approved the maximum aggregate number of common shares that may be issued under the 2018 Plan as Restricted Shares shall be 850,000. The Restricted Shares that may be issued under the 2018 Plan may be authorized but unissued common shares or issued shares reacquired by the Company and held as Treasury Shares.
•	The Restricted Shares granted under the 2018 Plan will be authorized by the Board and will be evidenced by a written agreement in the form approved by the Board, which will be dated as of the date on which the Restricted Shares are granted, will be signed by an officer of the Company, will be signed by the participant, and will describe the terms and conditions to which the award of Restricted Shares is subject.
•	The 2018 Plan provides for the forfeiture of rights granted under the 2018 Plan of unvested shares on death, disability, resignation, refusal to stand for reelection or failure to be elected, unless otherwise determined by the Board.
•	No Eligible Director may receive a grant of Restricted Shares in excess of 10,000 shares in any one calendar year.
•	The Board may modify, suspend or terminate the 2018 Plan as long as it does not impair the rights thereunder of any participant.

If this proposal is approved, the total number of common shares authorized under the 2018 Plan would represent approximately 3% of our outstanding common shares.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting of Shareholders is required for approval of the 2018 Plan. Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of the proposal. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that you vote FOR Proposal Four.

CORPORATE GOVERNANCE

Corporate Governance Documents and Committee Charters

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, and Nominating and Corporate Governance committees are posted on our website at www.stoneridge.com. Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at the address listed on the Notice of Annual Meeting of Shareholders.

Corporate Ethics Hotline

We established a corporate ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.

Director Independence

The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors and nominees for election as a director are independent:

Jeffrey P. Draime	Kim Korth	George S. Mayes, Jr.
Douglas C. Jacobs	William M. Lasky	Paul J. Schlather
Ira C. Kaplan

Annual Board and Committee Self Evaluations

Our Corporate Governance guideline requires that the Board and each committee conduct an annual self-evaluation. The self-evaluations are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities. Each year the Board and each committee conducts a self-evaluation/assessment using questionnaires to facilitate the evaluation. The Board and each Committee then reviews a summary of the questionnaires in connection with discussions to determine which areas the Board and Committee would like to focus on during the coming year to enhance its effectiveness.

The Board of Directors’ Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.

The Board of Directors’ Role in Ethics and Compliance

The Company is committed to a culture of integrity and trust, to conducting all of its business dealings in compliance with applicable federal, state and foreign laws, rules and regulations and to operating with the highest standards of business ethics. To facilitate this, in 2017 the Board established the Compliance and Ethics Committee to assist the Board in overseeing (i) the Company’s activities in the areas of corporate responsibility, compliance and ethics, including oversight of the Company’s Code of Business Conduct and Stoneridge Integrity Program Charter, and (ii) the Company’s compliance with legal and regulatory requirements. Members of the Compliance and Ethics Committee are Ira C. Kaplan, Kim Korth and George S. Mayes, Jr.

Anti-Hedging Policy

Our Insider Trading Policy prohibits Company directors, officers and key employees covered by the pre-clearance procedures of the Insider Trading Policy from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, prepaid variable forwards, equity swaps, collars and exchange funds.

Anti-Pledging Policy

Our Insider Trading Policy prohibits directors, officers and key employees covered by the pre-clearance provisions of the Insider Trading Policy from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

The Board of Directors

In 2017 the Board held seven meetings. Each Board member attended at least 75% of the meetings of the Board and of the committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our current directors attended the 2017 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. The Board’s independent directors meet regularly in executive session. All directors, except Mr. DeGaynor, the Company’s President and CEO, are independent.

Leadership of the Board

The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes it is in the best interest of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company and our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time focusing on the strategic direction and management of our day-to-day operations.

Committees of the Board

The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Compliance and Ethics Committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and Compliance and Ethics

Committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance and Ethics Committee
Douglas C. Jacobs*	Jeffrey P. Draime	Jeffrey P. Draime	Ira C. Kaplan
Ira C. Kaplan	Douglas C. Jacobs	Ira C. Kaplan	Kim Korth
William M. Lasky	Kim Korth*	Kim Korth	George S. Mayes, Jr.*
George S. Mayes, Jr.	William M. Lasky	William M. Lasky*
Paul J. Schlather

*	Committee Chairperson

Audit Committee

This committee held eight meetings in 2017. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the listing standards of the NYSE. The Board also determined that Mr. Jacobs and Mr. Schlather each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

Compensation Committee

This committee held four meetings in 2017. Each member of our Compensation Committee meets the independence requirements of the NYSE, including the enhanced independence requirements applicable to Compensation Committee members under NYSE rules, is a non-employee director under Rule 16b-3 of the Exchange Act and is an outside director under Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Our CEO makes recommendations regarding compensation of other officers to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews the total compensation obligations to each of our executive officers. During 2017, the Compensation Committee retained Total Rewards Strategies LLC to provide compensation related consulting services. Specifically, the compensation consultant provided relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.

Nominating and Corporate Governance Committee

This committee held two meetings in 2017. The purpose of the Nominating and Corporate Governance Committee is to evaluate the qualifications of director nominees, to recommend candidates for election as directors, to make recommendations concerning the size and composition of the Board, to develop and implement our corporate governance policies and to assess the effectiveness of the Board.

Compliance and Ethics Committee

This committee, established December 2017, met informally on several occasions in 2017. See the “Board of Directors Role in Compliance and Ethics” on page 17.

Nominations and Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before January 15 for consideration by this committee for that year’s election of directors at the Annual Meeting of Shareholders.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:

•	the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;
•	the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;
•	a written acknowledgment by the individual being recommended that he or she has consented to the recommendation and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;
•	any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;
•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect; and
•	the disclosure of any relationship of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill, and experience in the context of the needs of the Board. Directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. The Nominating and Corporate Governance Committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the factors that the Nominating and Corporate Governance Committee considers when identifying candidates and making its recommendations to the Board. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term best interests of our shareholders.

The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in “Election of Directors” beginning on page 6 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee served as an officer at any time or as an employee during 2017. In addition, no Compensation Committee interlocks existed during 2017.

Communications with the Board of Directors

The Board believes that it is important for interested parties to have the ability to send communications to the Board. Persons wishing to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.

Transactions with Related Persons

There were no reportable transactions involving related persons in 2017.

Review and Approval of Transactions with Related Persons

The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board. If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section we describe the compensation program for our Named Executive Officers (“NEOs”). We also discuss our compensation philosophy, policies and the decisions made by the Compensation Committee of the Board in 2017 as it relates to the compensation of our NEOs.

Named Executive Officers for 2017

Name	Title
Jonathan B. DeGaynor	President & Chief Executive Officer
Robert R. Krakowiak	Chief Financial Officer & Treasurer
Thomas A. Beaver	Vice President & President of Global Sales
Anthony L. Moore	Vice President Operations
Alisa A. Nagle	Chief Human Resources Officer
Michael D. Sloan(1)	Vice President

(1)	Michael D. Sloan served as President of Control Devices until October 23, 2017. He was not an Executive Officer on December 31, 2017, but he was still employed and meets the requirements for inclusion as a Named Executive Officer. Mr. Sloan retired effective March 30, 2018.

2017 Overview

We delivered a strong financial performance in 2017. The Company continues to drive strong financial performance through top-line growth that exceeded our underlying markets and continued operating efficiency improvement which contributed to higher, sustainable long-term margins. The Company continues to benefit from its focus on a product portfolio with smart products and those that focus on industry mega trends including intelligence, safety and security, fuel efficiency and emissions. The Company believes that focusing on smart products that address industry megatrends will have a positive impact on both our top-line growth and underlying margins. Our PST segment performance continued to improve as a result of cost reductions and operational improvements despite the continued challenging economic environment in Brazil during the first half of 2017.

The actions of the Compensation Committee (the “Committee”) and our pay-for-performance philosophy functioned such that compensation earned by our executives was aligned with our financial performance for 2017. Highlights from the year and our performance are as follows:

•	We completed a successful acquisition of the Orlaco business in the first quarter of 2017, which provided for enhancements in our Electronics segment global technical capabilities in vision systems and facilitates entry into new markets.
•	New product lines, including our shift-by-wire products in our Control Devices segment, continued to result in significant organic growth for the Company in 2017.
•	Our business units have continued to focus on profitable and sustainable top line growth by developing a clear current and future vision of our products, technologies and targeted customers.
•	Our PST segment revenues and operating performance began to improve in the second half of 2017 due to the stabilization of the Brazilian economy and the automotive and consumer markets we serve.
•	Net sales increased by 18.5% due to higher sales in each of our segments. Our Control Devices segment net sales increased primarily as a result of new product sales and increased sales volume in the North American automotive market. Our Electronics segment benefited from higher European and North American off-highway vehicle product sales substantially related to the acquired Orlaco business, as well as an increase in sales volume of European and North American commercial vehicle products. Our PST segment net sales increased primarily due to an increase in monitoring product and service revenues as well as a favorable foreign currency translation.
•	Income from continuing operations increased by $30.5 million compared to the prior year, which was primarily due to higher sales in all of our operating segments, including the acquisition of the Orlaco business, a gross margin expansion and improved operational efficiency.

As a result:

•	Our consolidated operating income, free cash flow and return on invested capital all exceeded the established targets for our Annual Incentive Plan (AIP) resulting in an overall weighted achievement of 135.3% of target for the consolidated portion of the AIP.
•	Our Control Devices segment exceeded targets for all of their divisional financial metrics and earned 130.4% of target the AIP.
•	Our Electronics segment met some of its targets for the divisional financial metrics and earned 69.5% of target for the AIP.
•	Under our long-term incentive plan, our earnings per share for 2017 exceeded the 2017 EPS performance target. This, combined with the annual EPS performance from 2015 and 2016, resulted in total EPS share awards of 130% of target being earned for the 2015-2017 performance period. Additionally, for the three year total shareholder return performance component, our shareholder return was in the top quartile of companies in our peer group resulting in the maximum TSR awards being earned for the 2015-2017 performance period.

Compensation Philosophy and Objectives

Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who advance our strategic, operational and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	Attract and retain talented executive officers by providing a total compensation package that is competitive with that offered by similarly situated companies.
•	Create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals.
•	Align total compensation with the objectives and strategies of our shareholders and business.

A substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance, and therefore will not be earned unless at least the minimum threshold performance is achieved.

Elements of Compensation

Following are the elements of our executive compensation program and the objectives for including them.

Element	Type	Objective
Base Salary	Cash – fixed	Attract and retain highly skilled executives by providing market competitive base salary that is aligned with the executive's responsibilities, experience & performance.
Annual Incentive Plan	Cash – variable	Motivate and reward the achievement of individual, division and/or corporate financial and operational strategic objectives.
Long-Term Incentive Plan	Equity and/or Cash – variable	Retain and reward key employees, and align the interests of employees with our shareholders and the long-term success of the Company.
Benefits & Perquisites	Non-cash	Retain key employees by providing market competitive health, welfare & retirement benefits, and limited perquisites that align with our compensation philosophy.

Mix of Compensation

Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that closely correlate with the achievement of both short-term performance objectives and long-term shareholder value. A significant portion of our executive officers’ annual and long-term performance-based compensation is at-risk, with the amount of risk increasing with the officer’s position level. This provides more upside potential as well as downside risk for more senior positions because they have greater influence on our overall performance.

There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market compensation information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

Total Target Compensation

Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the annual and long-term incentive compensation payout levels based upon the applicable performance achievement and, for a significant percentage of long-term awards, the price of our common shares and total return to shareholders measured against peer group TSR. The following charts show the weighting of each element of total target compensation for the CEO, and average for the other NEOs.

These charts demonstrate our pay-for-performance philosophy, showing that annual and long-term incentive-based compensation comprises the majority of total target compensation.

Compensation Policies & Best Practices

To achieve the goals of aligning executive compensation with Company performance while maintaining strong corporate governance and minimizing risk, the Committee and the Company review and adopt policies and best practices that they believe are in the best interest of the Company and our shareholders. Following are some of the practices that have been adopted over time that we believe help us to achieve these goals.

•	Significant emphasis on performance-based compensation
•	Use of an independent compensation consultant whose firm does no other work for the Company
•	Annual benchmarking of compensation mix and levels for executive officers to ensure competitiveness
•	Use of the Total Shareholder Return metric in the long-term incentive plan to align executive and shareholder interests
•	Include caps on both the annual incentive plan and the long-term incentive plan
•	Provide limited perquisites to executive officers
•	Maintain stock ownership guidelines for our executive officers and non-employee Directors
•	Established anti-hedging and anti-pledging policies
•	Recoupment of compensation (“clawback”) policy
•	Conduct an annual compensation risk assessment

The Compensation Committee

The Committee has the responsibility for determining the compensation paid to the Company’s executive officers. In carrying out its responsibilities, among other things, the Committee does the following:

•	Ensures there is a clear, reasonable and logical linkage between executive officer compensation programs and overall Company performance
•	Considers comparison to the Company’s established Comparator Group and the broader market to ensure appropriate mix and level of competitiveness of compensation

•	Reviews and approves annual base salary levels, annual incentive plan targets, and long-term incentive plan targets, in alignment with the level and performance of each NEO as well as company performance and market conditions
•	Reviews, advises on and approves new or revised compensation plans

Independent Compensation Consultant

The Committee retains the services of an independent compensation consultant to assist the Committee with the following:

•	Appraising of relevant trends and compensation developments in the market
•	Providing advice regarding issues such as long-term incentives and change in control arrangements and other topics as needed
•	Providing Comparator Group analysis
•	Providing market data for the CEO position and other executive officers

In 2017, the Committee’s compensation consultant was Total Rewards Strategies, LLC (“TRS”).

Management

The Committee considers the recommendations and evaluations of the CEO when setting the compensation of the other executive officers.

Comparator Group

The Comparator Group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent. Factors used to select the Comparator Group of companies include, but are not limited to, industry segment, revenue, profitability, number of employees and market capitalization. The Committee reviews and approves the Comparator Group annually. The companies in the Comparator Group in 2017 were:

Actuant	EnPro Industries	Methode Electronics
Altra Industrial Motion	ESCO Technologies	Modine Manufacturing Company
AVX	Franklin Electric	OSI Systems
Barnes Group	Gentex	Rogers
Chart Industries	Gentherm	Shiloh Industries
CIRCOR	Graco	Spartan Motors
Columbus McKinnon	KEMET	Standard Motor Products
Commercial Vehicle Group	Littelfuse	Superior Industries
CTS	Lydall	Tower International
Dorman Products	Meritor	Wabash National

Compensation Benchmarking

TRS provides the Committee with the 50th and 75th percentiles of the Comparator Group for base salary, cash bonus, long-term incentives and total overall compensation. The Committee uses as a primary reference point the 50th percentile when determining base salary, annual incentive and long-term incentive targets; each element of pay is adjusted to reflect competitive market conditions. The goal of the executive compensation program is to target overall compensation at the 50th percentile of pay practices of the Comparator Group of companies. Actual target pay for an individual may be more or less than the referenced percentiles based on the Committee’s evaluation of the individual’s performance and potential. Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Consideration of Shareholder Advisory Vote on Executive Compensation

At our 2017 Annual Meeting of Shareholders, our shareholders approved our compensation advisory resolution with 92.8% of the votes cast on the say-on-pay proposal voted for the proposal on the 2016 executive compensation described in our 2017 Proxy Statement. The Committee believes the shareholders vote affirms the Company’s approach to executive compensation.

Base Salary

Base salary is the foundation of our compensation program for our executive officers. The annual cash incentive compensation awards and long-term incentive awards are typically based on a percentage of base compensation. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry and competitive market data, as discussed above. In each case, due consideration is given to personal factors, such as the individual’s experience, competencies, performance and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies and in particular our comparator group. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee generally approves all executive officer base salaries at its December meeting, which become effective January 1 of the following year.

Executive officers’ base salaries remain fixed throughout the year unless a promotion, change in responsibilities, or special circumstances occur. In 2017, Mr. Krakowiak was not eligible for a base salary increase on January 1 due to his hire date on August 29, 2016. In recognition of his performance, Mr. Krakowiak was awarded a 5% base salary increase on August 1, 2017.

Annual Incentive Awards

Our executive officers participate in our Annual Incentive Plan (“AIP”) which provides for annual cash payments based on the achievement of specific financial goals. As described above, the Company believes that a substantial portion of each executive’s overall compensation should be directly tied to quantifiable measures of financial performance. At the February 2017 Compensation Committee meeting, the Committee approved the Company’s 2017 AIP targets and metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary.

For 2017, the structure of our AIP included both consolidated financial performance metrics and, where appropriate, divisional or functional focused metrics to incentivize specific performance. In addition, there is an individual performance metric for executive officers (excluding Mr. DeGaynor) and other leaders in the company as a way to incentivize and reward specific strategic and measurable activities that are particular to each leader’s area of responsibility. The individual metrics are considered critical to the achievement of the overall financial and operational metrics. The individual performance metric functions as a multiplier to the Overall Weighted Achievement, and can range from 90% to 110%.

The AIP metrics, weighting, metric performance targets, and achievement for 2017 are summarized as follows:

Mr. DeGaynor, Mr. Krakowiak, Mr. Beaver, Mr. Moore, Ms. Nagle:	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating profit	60%	$58.0 million	137%
Free cash flow	20%	$43.1 million	110%
Return on invested capital	20%	14.7%	158%
Overall Weighted Achievement			135.3%

Mr. Sloan:	Weight	Metric Target	Achievement
Consolidated Metrics:
Operating profit	40%	$58.0 million	137%
Free cash flow	20%	$43.1 million	110%
Return on invested capital	20%	14.7%	158%
Divisional Metrics:
Operating income	10%	$72.6 million	134%
Free cash flow	5%	$47.3 million	115%
Return on invested capital	5%	32.0%	133%
Overall Weighted Achievement			133.8%

The consolidated and divisional financial performance metric targets were based on our 2017 business plan and were intended to be challenging but achievable based on industry conditions known at the time they were established. Under the 2017 AIP, the minimum level for achievement for the consolidated and divisional financial metrics was based on 80% of target while the maximum level was based on 130% of target.

The following table provides the 2017 AIP targets and achievement as a percent of base salary and as a dollar amount for our NEOs.

Executive Officer	Percent of Base Salary Target	Percent of Target Bonus Achieved	Target Bonus	Achieved Bonus
Jonathan B. DeGaynor	100%	135.3%	$615,000	$832,095
Robert R. Krakowiak	65%	148.8%	265,417	395,020
Thomas A. Beaver	55%	148.8%	179,581	267,270
Anthony L. Moore	50%	148.5%	154,500	229,384
Alisa A. Nagle	50%	142.1%	133,900	190,225
Michael D. Sloan	65%	133.8%	206,206	275,904

For each performance metric, specific levels of achievement for minimum, target, and maximum were set as described above. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and at minimum, 50% payout is achieved. Below the minimum, no incentive is earned under the plan. Minimum achievement under the Operating Income metric is required for the other metrics to payout above their minimum levels. The AIP incentive compensation payout earned between the minimum and maximum levels is prorated. The payment of compensation under the 2017 plan was subject to our overall performance and is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In addition to AIP, Mr. Krakowiak received a sign-on bonus in the amount of $250,250. The Committee also approved discretionary bonuses for Mr. Krakowiak, Mr. Moore and Ms. Nagle in recognition of their accomplishment in 2017. These discretionary bonuses are included in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Awards

We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. Under our Long-Term Incentive Plan (“LTIP”), executive officers may be granted share options, restricted common shares and other equity-based awards. Under our Long-Term Cash Incentive Plan (“LTCIP”), executive officers may be granted awards payable in cash. The long-term awards are calculated based on the fair value of the shares, shares equivalent or cash at the time of grant. In 2017, we used the following long-term incentive vehicles to provide grants to our executive officers.

•	Share-Based Units (Units): Units provide strong retention value by granting the recipients the right to receive common shares (on a one-for-one basis for the number of units granted) after a three year vesting period, provided that the executive officer is still employed by the Company.
•	Performance-Based Shares — Total Shareholder Return: These awards may be earned based on our TSR over a three year period relative to the TSR of our 2017 Peer Group, which is comprised of our 2017 Comparator Group of companies. The following table shows the payout levels associated with the TSR percentile rankings. We believe the use of the TSR metric effectively aligns executive and shareholder interests. The performance shares earned based on the TSR metric will be paid after a three year vesting period by the issuance on a one-for-one basis of common shares.

SRI TSR v. Peer Group	Calculation of # of Shares	Shares Earned as a % of Target Shares
50th – 100th percentile	SRI percentile x 2.0	100% – 200%
30th – 49th percentile	50% + {2.5 × (SRI percentile – 30)}	50% – 99%
< 30th percentile	n/a	0%
•	Performance Based Shares — Earnings Per Share: In 2017, we granted performance based shares that may be earned after three years based on performance relative to a pre-determined threshold, target and maximum cumulative EPS metric over a three year period. Below the threshold, no payout will be earned. The maximum payout is 150% of target. The target cumulative EPS for 2017 was set using the Board-approved budget, with an additional 10% added for each of the next two years in the vesting period. The threshold is set at 70% of target and the maximum is set at 130%. Provided the executive officer remains employed, and depending on annual EPS performance, the number of performance shares vested prorates between minimum and maximum amounts. Actual EPS performance below the minimum level results in no vested performance shares for the annual performance period. The performance shares earned based on the EPS metric will be paid after a three year vesting period by the issuance on a one-for-one basis of common shares.

	Threshold	Target	Maximum
Cumulative EPS	$2.48	$3.54	$4.60

The following chart shows the allocation of the LTIP awards that were granted in 2017:

The Committee determines the value of the annual grant to the executive officers by considering the comparison to our Comparative Group obtained during the annual compensation review process, as well as the executives’ responsibilities, performance and potential contributions. The targeted value of 2017 LTIP grants were established as listed in the table below.

Executive Officer	Targeted Value 2017 Grant
Jonathan B. DeGaynor	$1,300,000
Robert R. Krakowiak	500,000
Thomas A. Beaver	336,000
Anthony L. Moore	309,000
Alisa A. Nagle	201,000
Michael D. Sloan	362,000

The grant date fair value of the time-based and performance share units awarded in 2017 are included in the “Stock Awards” column of the Summary Compensation Table. The time-based units awarded in 2017 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table, and the grant date fair value of the performance shares awarded are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. As a general practice, awards under the long-term incentive plans are approved once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.

2015 Grant of Performance Based Shares

The performance period for the performance shares that were granted in 2015 ended on December 31, 2017. The shares vested on March 30, 2018, as shown below. These shares are included for each NEO in the “Outstanding Equity Awards at Year-End” table.

2015 LTIP Grant — Performance Period Results
Award Type & Metric	Grant Date	Vest Date	Allocation of Shares	Performance Results (2015 – 2017)	Payout % of Target Shares
Time-Based RSU	3/30/2015	3/30/2018	45%	n/a	100%
Performance Shares – EPS	3/30/2015	3/30/2018	35%	119% of target	130% of target
Performance Shares – TSR	3/30/2015	3/30/2018	20%	93rd percentile of Peer Group	150% of target

The TSR Peer Group for the 2015 grant consisted of the following companies:

American Axle & Manufacturing	Commercial Vehicle Group	CTS
EnPro Industries	Esterline Technologies	Gentex
Graco	Littelfuse	Meritor, Inc.
Modine Manufacturing	Standard Motor Products	Superior Industries International
Titan International

Perquisites

We provide executive officers with limited perquisites that we and the Committee believe are reasonable and consistent with the overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers.

Perquisites that are provided to executive officers are different by individual and might include an auto allowance or spousal travel. The incremental costs of the perquisites listed above for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements

We use employment agreements in limited situations. In 2015, we entered into a negotiated employment agreement with Mr. DeGaynor which remains in effect. This agreement provides for a minimum base salary of $500,000; participation in the annual incentive plan at a target of 100% of base salary; a monthly auto allowance, participation in the Company’s customary benefit plans including an annual executive physical; and participation in the long-term incentive plan. In addition, if Mr. DeGaynor is terminated without cause, we will be obligated to pay him the sum of his annual base salary and target annual incentive as well as health and welfare benefits for one year, and if the termination occurs in the last six months of the fiscal year, he would be paid a prorated annual incentive.

The Company has not entered into an employment agreement with any other NEO.

Severance Plan

We have an Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The NEOs covered under the Severance Plan include Mr. Krakowiak, Mr. Beaver, Mr. Moore, Ms. Nagle and Mr. Sloan. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months and continue health and welfare benefits coverage over the same period of time. Mr. DeGaynor’s severance protection is provided in his employment agreement as described above.

Termination and Change in Control Payments

We have entered into change in control agreements with Mr. DeGaynor, Mr. Krakowiak, Mr. Beaver, Ms. Nagle and Mr. Sloan and certain other senior management employees. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change in control provisions for the NEOs are summarized below under “Potential Change in Control and Other Post-Employment Payments.”

Tax Deductibility of Compensation

Before January 1, 2018, Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”) generally disallows a tax deduction to public companies for compensation in excess of $1.0 million paid to a Company’s CEO and the other NEOs, excluding the CFO. For 2017 qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In 2017 the Committee structured performance-based compensation so that it would not be subject to the deduction limit. However, beginning in 2018, Section 162(m) has been amended to remove from the deduction limit qualifying performance-based compensation, It will now limit the federal income tax deduction for annual individual compensation to $1.0 million for the NEOs, subject to a transition rule for written binding contracts in effect on November 2, 2017 and not materially modified after that date.

Consistent with our executive compensation philosophy of linking pay to performance and aligning executives to our shareholders’ interest, the Committee will continue to structure our compensation program so that a significant portion of total executive compensation is linked to Company performance. The Committee may determine that it is appropriate to pay performance-based compensation, which is not deductible.

Now that the performance-based compensation exception is no longer available, the Company may not generally attempt to meet the Section 162(m) requirements previously included in our plans related to the exception.

However, the Company intends to comply with the transition rule, to the extent possible, as of November 2, 2017, for written binding contracts as long as the Committee determines that to be in the Company’s best interest.

Accounting Treatment of Compensation

As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Stock Compensation.

Share Ownership Guidelines

The Committee has established share ownership guidelines for our executive officers to enhance the linkage between the interests of our executive officers and those of our shareholders. These guidelines provide that the CEO, CFO and other executive officers must retain Company common shares equal in market value to five, four and three times, respectively, of their annual base salaries. The executive officers have a five year accumulation period from implementation, hire, or promotion to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.

Clawback Policy

The Company adopted a clawback policy which provides for recoupment of performance-based executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess performance-based compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Compensation Risk Assessment

The Compensation Committee reviews the Company’s incentive compensation structure practices for all employees to evaluate any risks associated with the Company’s compensation programs.

As part of the evaluation, the Compensation Committee reviews a compensation risk assessment that was prepared by Company management and its independent compensation consultant. The compensation risk assessment analyzes all Company compensation programs for various categories of compensation related risk.

The Compensation Committee considers, among other factors, the design of the incentive compensation programs, which are closely aligned to corporate performance, the mix of short term and long term compensation, the maximum payout levels for short term and long term incentives, the distribution of compensation between equity and cash, and other factors that mitigate risk.

The Compensation Committee determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Kim Korth, Chairwoman
Jeffrey P. Draime
Douglas C. Jacobs
William M. Lasky

Summary Compensation Table

The following table provides information regarding the compensation of our NEOs for 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jonathan B. DeGaynor President & Chief Executive Officer	2017	$615,000	$—	$1,299,862	$832,095	$26,408	$2,773,365
	2016	550,000		1,095,793	720,720	25,864	2,392,377
	2015	378,846		1,732,934	371,144	16,828	2,499,752
Robert R. Krakowiak Chief Financial Officer & Treasurer	2017	408,333	275,250	499,904	395,020	9,480	1,587,987
	2016	137,949	2,500	509,626	115,275	1,450	766,799

Thomas A. Beaver Vice President & President of Global Sales	2017	326,510		336,391	267,270	27,264	957,434
	2016	317,000	5,000	323,745	224,144	26,975	896,865
	2015	317,000		321,204	155,278	23,265	816,747
Anthony L. Moore Vice President Operations	2017	309,000	25,000	308,858	229,384	1,518	873,760

Alisa A. Nagle Chief Human Resources Officer	2017	267,800	25,000	200,973	190,225	9,386	693,384

Michael D. Sloan Vice President	2017	317,240		361,676	275,904	10,159	964,979
	2016	308,000	20,000	348,578	259,599	6,908	943,085
	2015	308,000		346,086	258,980	4,389	917,455

(1)	The amount shown in the “Bonus” column for Mr. Krakowiak is attributable to a sign-on bonus paid six months after his hire date as well as a $25,000 discretionary bonus awarded for performance. Amounts shown for Mr. Moore and Ms. Nagle are attributable to a discretionary bonus awarded for performance.
(2)	The amounts included in the “Stock Awards” column represent the grant date fair value of restricted share units and performance share awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. In 2017 time-based share units and performance share awards were granted to our NEOs. The performance share awards were expected to be earned at the target level when granted. Please see the “Grants of Plan-Based Awards for 2017” table for more information regarding the share units and performance shares granted in 2017.
(3)	The amount shown for each NEO in the “Non-Equity Incentive Plan Compensation” column is attributable to an annual incentive award earned under the AIP in the fiscal year listed.
(4)	The amounts shown for 2017 in the “All Other Compensation” column are comprised of the following:

Executive Officer	Auto Allowance	401(k) Match	Group Term Life Ins	Spousal Travel	Deferred Compensation Match	Wellness Incentive	Total
Jonathan B. DeGaynor	$14,400	$8,100	$2,622	$1,286	$—	$—	$26,408
Robert R. Krakowiak	—	8,100	1,380	—	—	—	9,480
Thomas A. Beaver	14,400	8,100	4,764	—	—	—	27,264
Anthony L. Moore	—	—	1,518	—	—	—	1,518
Alisa A. Nagle	—	6,548	1,338	—	900	600	9,386
Michael D. Sloan	—	5,552	4,607	—	—	—	10,159

Grants of Plan-Based Awards in 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan B. DeGaynor		$307,500	$615,000	$1,230,000
	3/6/2017				19,085	38,170	67,665	31,230	$1,299,862
Robert R. Krakowiak		132,708	265,417	530,833
	3/6/2017				7,340	14,680	26,025	12,010	499,904
Thomas A. Beaver		89,790	179,581	359,161
	3/6/2017				4,940	9,880	17,515	8,080	336,391
Anthony L. Moore	77,250	154,500	309,000
	3/6/2017				4,535	9,070	16,080	7,420	308,858
Alisa A. Nagle		66,950	133,900	267,800
	3/6/2017				2,950	5,900	10,460	4,830	200,973
Michael D. Sloan		103,103	206,206	412,412
	3/6/2017				5,310	10,620	18,825	8,690	361,676
(1)	The amounts shown reflect awards granted under our 2017 AIP. In February 2017, the Compensation Committee approved the 2017 target AIP awards expressed as a percentage of the executive officer’s 2017 approved base salary, and Company and individual performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2017. Please see “Compensation Discussion and Analysis — Annual Incentive Awards” for more information regarding the Company’s 2017 awards and performance measures.
(2)	The amounts shown reflect grants of performance share awards made under our LTIP on March 6, 2017. The amount of the performance shares that will be earned will be determined based on our total shareholder return compared to that of a defined peer group for 30% of the awards and based on our EPS performance for 25% of the awards for the performance period January 1, 2017 through December 31, 2019. The shares will vest on March 6, 2020, assuming the grantee is still employed on that date.
(3)	The amounts shown reflect grants of time-based share units made under our LTIP. These share units were granted on March 6, 2017. The time-based grant comprises 45% of the total LTIP award, and will be earned on March 6, 2020, assuming the grantee is still employed on that date.
(4)	The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 7 and 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Outstanding Equity Awards at Year-End

	STOCK AWARDS
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jonathan B. DeGaynor	51,355(2)	$1,173,975	109,079(8)	$2,493,546
	37,530(3)	857,936	56,295(9)	1,286,904
	31,230(4)	713,918	64,030(10)	1,463,726
Robert R. Krakowiak	12,669(5)	289,613	19,003(9)	434,409
	12,010(4)	274,549	26,025(10)	594,932
Thomas A. Beaver	12,780(2)	292,151	21,468(8)	490,758
	11,090(3)	253,517	16,630(9)	380,162
	8,080(4)	184,709	17,515(10)	400,393
Anthony L. Moore	6,793(6)	155,288	13,757(9)	314,485
	9,171(7)	209,649	16,080(10)	367,589
	7,420(4)	169,621
Alisa A. Nagle	6,650(3)	152,019	9,990(9)	228,371
	4,830(4)	110,414	10,460(10)	239,116
Michael D. Sloan(11)	13,770(2)	314,782	23,131(8)	528,775
	11,940(3)	272,948	17,905(9)	409,308
	8,690(4)	198,653	18,825(10)	430,340

(1)	Time-based share units and performance shares are paid after the end of the performance period and on the vesting dates shown in the following footnotes. With regard to performance shares the actual number of common shares paid out is dependent upon the achievement of the related performance objectives. In this column, the theoretical value of the number of outstanding time-based share units and performance shares, as applicable, reported in the column to the immediate left is based on the price of our common shares on December 29, 2017 ($22.86). In calculating the number of performance shares and their value, we compare the Company’s performance through 2017 under each outstanding performance share grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential payout amount. If the performance is between levels, we report the potential payout at the next highest level.
(2)	These time-based share units vest on March 30, 2018.
(3)	These time-based share units vest on March 4, 2019.
(4)	These time-based share units vest on March 6, 2020.
(5)	These time-based share units vest on August 29, 2019.
(6)	These time-based share units vest on May 10, 2018.
(7)	These time-based share units vest on May 10, 2019.
(8)	These performance shares are scheduled to vest on March 30, 2018 subject to actual performance on specified financial performance metrics. Performance on TSR was above maximum and performance on EPS was between target and maximum for the performance period ended December 31, 2017.
(9)	These performance shares are scheduled to vest on March 4, 2019 subject to achievement of specified financial performance metrics. Performance is currently projected to be between threshold and target for TSR (target shown) and between target and maximum for EPS (maximum shown).
(10)	These performance shares are scheduled to vest on March 6, 2020 subject to achievement of specified financial performance metrics. Performance is currently projected to be between Target and Maximum for both TSR and ESP (maximum is shown).
(11)	Mr. Sloan's time-based and performance share grants that are scheduled to vest in 2019 and 2020 will be forfeited due to his retirement effective March 30, 2018.

Shares Vested in 2017

	Stock Awards(1)
Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jonathan B. DeGaynor	21,855	$402,132
Robert R. Krakowiak	—	—
Thomas A. Beaver	47,096	859,973
Anthony L. Moore	—	—
Alisa A. Nagle	—	—
Michael D. Sloan	34,361	627,432
(1)	For Mr. DeGaynor, the number of shares includes time-based restricted shares that were granted on March 30, 2015 and vested on March 30, 2017. For Mr. Beaver and Mr. Sloan, the number of shares includes time- and performance-based restricted common shares from the 2014 restricted share grants that vested on March 25, 2017.

Non-Qualified Deferred Compensation Plan

The Compensation Committee approved implementation of a non-qualified deferred compensation plan for our executive officers and certain other leaders in the organization, effective June 1, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The Company will provide matching contributions to the extent that participants are unable to receive a full match in the 401(k) plan, due to contribution and/or compensation limits. The plan allows eligible employees to defer up to 80% of their base salary, up to 100% of AIP and, beginning in 2018, up to 100% of LTIP (deferrals were limited in 2017 due to the partial implementation year). The minimum deferral period is three years.

Non-Qualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Jonathan B. DeGaynor	$—	$—	$—	$—
Robert R. Krakowiak	—	—	—	—
Thomas A. Beaver	—	—	—	—
Anthony L. Moore	—	—	—	—
Alisa A. Nagle	30,000	900	978	31,878
Michael D. Sloan	—	—	—	—

Potential Change in Control and Other Post-Employment Payments

We have entered into a Change in Control Agreement (the “CIC Agreement”) with certain executive officers. There is no excise tax gross-up payment under the CIC Agreements. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs covered under a CIC Agreement we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement.

We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:

•	a change in control of the Company; and
•	a triggering event:
•	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
•	NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits) within two years of the change in control.

In March 2015, we entered into a Change in Control Agreement with Mr. DeGaynor as part of his employment agreement. The terms of this Change in Control Agreement are substantially similar to that described above. If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. DeGaynor:

•	two times the greater of Mr. DeGaynor’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of Mr. DeGaynor’s target annual incentive award at the time of termination or the actual incentive award received for the fiscal year prior to termination;
•	an amount equal to the pro rata amount of annual incentive compensation Mr. DeGaynor would have been entitled to at the time of a triggering event calculated based on the personal and performance goals that were achieved in the year in which the triggering event occurred; and
•	continued life and health insurance benefits for twenty-four months following termination.

If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to Mr. Krakowiak, Mr. Beaver, Ms. Nagle and Mr. Sloan:

•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of the NEO’s average annual incentive award over the last three completed fiscal years or the last five completed fiscal years;
•	an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and
•	continued life and health insurance benefits for twenty-four months following termination.

Upon a change in control as defined by the Amended and Restated Long-Term Incentive Plan (“2006 LTIP”), restricted shares and performance-based restricted shares granted under that plan vest immediately and are no longer subject to forfeiture. Upon a change in control as defined by the 2016 LTIP, restricted shares and performance-based restricted shares granted under that plan remain subject to forfeiture under the original terms of the grant unless a triggering event, as described above, occurs within two years of the effective date of the change in control.

We have a Severance Plan. The NEOs covered under the Severance Plan include Mr. Krakowiak, Mr. Beaver, Mr. Moore, Ms. Nagle and Mr. Sloan. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for one year and continue health and welfare benefits coverage over the same period of time. Mr. DeGaynor’s severance protection is provided in his employment agreement as described above. No severance is payable if the NEO’s employment is terminated for “cause,” if they resign, or upon death or disability.

Value of Payment Presuming Hypothetical December 31, 2017 Termination Date

Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2017, each NEO would be eligible for the following payments and benefits:

	Termination Without Cause	Non-Termination Change in Control	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
Jonathan B. DeGaynor
Base Salary	$615,000	$—	$1,230,000	$153,750	$—
Annual Incentive Award	615,000	—	1,441,440	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	1,798,762	2,031,911	2,745,829	2,745,829	2,745,829
Unvested and Accelerated Performance Shares, Restricted Common Shares and Phantom Shares	2,554,554	2,871,902	3,744,468	2,554,554	2,554,554
Health and Welfare Benefits	25,359	—	50,718	—	—
Total	$5,608,675	$4,903,813	$9,212,455	$5,454,133	$5,300,383
Robert R. Krakowiak
Base Salary	$420,000	$—	$840,000	$—	$—
Annual Incentive Award	—	—	477,038	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	204,986	289,613	564,162	204,986	204,986
Unvested and Accelerated Performance Shares, Restricted Common Shares and Phantom Shares	250,535	353,964	689,549	250,535	250,535
Health and Welfare Benefits	25,434	—	50,868	—	—
Total	$900,955	$643,578	$2,621,617	$455,521	$455,521
Thomas A. Beaver
Base Salary	$326,510	$—	$653,020	$—	$—
Annual Incentive Award	—	—	416,127	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	474,025	545,668	730,377	474,025	474,025
Unvested and Accelerated Performance Shares, Restricted Common Shares and Phantom Shares	579,349	666,826	892,683	579,349	579,349
Health and Welfare Benefits	8,809	—	17,619	—	—
Total	$1,388,693	$1,212,494	$2,709,826	$1,053,374	$1,053,374

	Termination Without Cause	Non-Termination Change in Control	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
Anthony L. Moore(1)
Base Salary	$309,000	$—	$—	$—	$—
Annual Incentive Award	—	—	—	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	292,997	364,937	534,558	292,997	292,997
Unvested and Accelerated Performance Shares, Restricted Common Shares and Phantom Shares	199,949	256,238	463,578	199,949	199,949
Health and Welfare Benefits	18,922	—	—	—	—
Total	$820,868	$621,175	$998,136	$492,946	$492,946
Alisa A. Nagle
Base Salary	$267,800	$—	$535,600	$—	$—
Annual Incentive Award	—	—	257,127	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	123,581	152,019	262,433	123,581	123,581
Unvested and Accelerated Performance Shares, Restricted Common Shares and Phantom Shares	150,622	186,080	320,954	150,622	150,622
Health and Welfare Benefits	24,635	—	49,271	—	—
Total	$566,638	$338,099	$1,425,385	$274,203	$274,203
Michael D. Sloan
Base Salary	$317,240	$—	$634,480	$—	$—
Annual Incentive Award	—	—	531,305	—	—
Unvested and Accelerated Restricted Common Shares and Share Units	510,555	587,731	786,384	510,555	510,555
Unvested and Accelerated Performance Shares, Restricted Common Shares and Phantom Shares	623,932	718,261	961,034	623,932	623,932
Health and Welfare Benefits	24,604	—	49,209	—	—
Total	$1,476,331	$1,305,992	$2,962,412	$1,134,487	$1,134,487
(1)	Mr. Moore's Change-in-Control agreement became effective March 2018.

CEO Pay Ratio

In compliance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we undertook activities to calculate the ratio of our CEO’s total annual compensation to that of our median employee. Following is a description of the methodology used and the resulting ratio.

Methodology

1.	We collected total cash compensation data for all of our employees globally;
•	Total cash compensation was comprised of total base wages including overtime, as well as all other cash compensation (e.g., bonus, car allowance, meal allowance, wellness incentives, etc.);
•	The determination date was October 1, 2017, which is within the last three months of our fiscal year;
•	We did not exclude any employees from the analysis;

2.	We annualized the base wages of employees who were hired during the year;
3.	We converted the total cash compensation of employees paid outside of the United States to US Dollars; and
4.	The employee with the median total cash compensation, excluding the CEO, was identified.

Ratio

We calculated the 2017 total compensation data for both the CEO and the median employee. Our median employee’s total annual compensation in 2017 was $21,591. Our CEO’s total annual compensation in 2017 for purposes of calculating the CEO pay ratio was $2,773,365. The ratio of our CEO’s total annual compensation to the median of the annual total compensation of our median employee was 128 to 1.

Director Compensation

Non-employee directors are compensated for their services as directors as shown in the chart below.

Schedule of Director Fees

Cash Compensation
Annual Retainer – Director	$75,000
Annual Retainer – Chairman	145,000
Additional Compensation:
Audit Committee Chair	12,500
Compensation Committee Chair	10,000
Nominating & Corporate Governance Committee Chair	7,500
Equity Compensation
Date of grant value	95,000

The Compensation Committee periodically reviews the compensation paid to the directors and may recommend changes to the full Board for approval, as appropriate. For 2017, the Committee recommended and the Board approved no increases to the cash or equity annual retainers for directors.

Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. In 2017, all directors were granted 5,072 restricted common shares. The restrictions for those common shares lapsed on March 6, 2018.

Director Compensation Table

Non-Employee Director	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Total Compensation ($)
Jeff Draime	$75,000	$95,000	$170,000
Doug Jacobs	87,500	95,000	182,500
Ira Kaplan	75,000	95,000	170,000
Kim Korth	85,000	95,000	180,000
Bill Lasky	152,500	95,000	247,500
George Mayes, Jr.	75,000	95,000	170,000
Paul Schlather	75,000	95,000	170,000
Totals	$625,000	$665,003	$1,290,003
(1)	The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Director Share Ownership Guidelines

The Board has established share ownership guidelines for all non-employee directors. These guidelines provide that each director should own Company common shares equal in market value to four times the cash portion of the Board’s annual retainer. The Directors have a five year accumulation period from implementation of the guideline or appointment to the Board to achieve compliance and are restricted from selling any common shares earned under a Company equity-based compensation plan until their ownership guideline has been reached.

OTHER INFORMATION

Shareholder’s Proposals for 2019 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Exchange Act, at our 2019 Annual Meeting of Shareholders must be received by the Company at Stoneridge, Inc., 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on or before December 6, 2018, for inclusion in our proxy statement and form of proxy relating to the 2019 Annual Meeting of Shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than February 19, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of our common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our executive officers, directors and more than 10% beneficial owners were complied with.

Other Matters

If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors”, FOR the proposals to (i) ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2018; (ii) approve of the advisory resolution on executive compensation, and (iii) approve the 2018 Amended and Restated Directors’ Restricted Shares Plan.

The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.

If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

Thomas M. Dono, Jr.
Dated: April 5, 2018	Secretary

Appendix A

Stoneridge, Inc.
2018 Amended and Restated
Directors’ Restricted Shares Plan

1.  Purpose of Plan.

The purpose of this 2018 Amended and Restated Directors’ Restricted Shares Plan (the “Plan”) of Stoneridge, Inc., an Ohio corporation (the “Company”), is to advance the interests of the Company and its shareholders by providing Eligible Directors (as defined in Section 3, below) with (a) an opportunity to participate in the Company’s future prosperity and growth, and (b) an incentive to increase the value of the Company based on the Company’s performance, development, and financial success. These objectives will be promoted by granting to Eligible Directors restricted Common Shares, without par value, of the Company (the “Restricted Shares”).

The Plan amends and restates the Company’s prior Amended Directors’ Restricted Shares Plan, as amended, and increases by 150,000 Common Shares, without par value, of the Company (from 700,000 to 850,000 shares) the number of shares authorized for issuance under the Plan.

2.  Administration of Plan.

The Plan will be administered by the Board of Directors (the “Board”). The Board shall have the power and authority to: (a) approve the grant of Restricted Shares to Eligible Directors (such Eligible Directors, “Participants”); (b) approve the terms and conditions, not inconsistent with the terms hereof, of any grant of Restricted Shares, including without limitation time and performance restrictions, and approve the form of Restricted Shares Grant Agreement (as defined in Section 5, below); (c) adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; (d) interpret the terms and provisions of the Plan and any agreements relating thereto; and (e) take any other actions the Board considers appropriate in connection with, and otherwise supervise the administration of the Plan, all in a manner consistent with the other provisions of the Plan.

3.  Participants in Plan.

The persons eligible to receive Restricted Shares under the Plan shall be those directors of the Company who are not employees or officers (except for the non-executive Chairman of the Board) of the Company or any subsidiary of the Company (any such person, an “Eligible Director”).

4.  Shares Subject to Plan.

The maximum aggregate number of Common Shares that may be issued under the Plan as Restricted Shares shall be 850,000 Common Shares, without par value. Restricted Shares forfeited pursuant to Section 7 shall again be available for grant under the Plan. However, Restricted Shares retained or sold by the Company to satisfy withholding requirements pursuant to Section 8 shall not again be available for grants under the Plan. The shares that may be issued under the Plan may be authorized but unissued shares or issued shares reacquired by the Company and held as Treasury Shares. In the event of a reorganization, recapitalization, share split, share dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Company will make such adjustments as it deems appropriate in the number and kind of Common Shares reserved for issuance under the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all Restricted Shares that were granted hereunder and that are outstanding on the date of such event shall immediately vest and no longer be subject to forfeiture on the date of such event.

5.  Grant, Issuance of Restricted Shares.

The Restricted Shares issued by the Company in connection with the Restricted Share grants made under the Plan shall be authorized by the Board and shall be made in accordance with, and subject to the terms of a written agreement (the “Restricted Shares Grant Agreement”) in the form approved by the Board from time to time. To be effective, any such Restricted Shares Grant Agreement, shall be signed by an officer of the Company authorized by the Board, and signed by the Participant, set forth the terms and other conditions to which the award of Restricted Shares is subject, if any, the period of time that the Restricted Shares are subject to forfeiture, if any, and state that such Restricted Shares are subject to all the terms and conditions of the Plan and such other terms and conditions, not inconsistent with the Plan, as the Board may approve. The date on which the Board approves the granting of the Restricted Shares shall be deemed to be the date on which the Restricted Shares are granted for all purposes, unless the Board otherwise specifies in its approval.

The Board may, in its sole discretion, provide in the Restricted Shares Grant Agreement that the forfeiture period with respect to the Restricted Shares may lapse upon a Participant’s death or disability or upon a Change in Control (as defined in Section 12, below) of the Company. In addition, the Board may, in its sole discretion, provide in the Restricted Shares Grant Agreement that any vesting condition of continued service as a member of the Board of Directors shall not apply to a Participant who fails to satisfy that condition solely because after the date of the Restricted Shares Grant Agreement that Participant was not nominated by the Board of Directors for election to the Board of Directors at the next annual meeting of shareholders. Any Restricted Shares issued under the Plan, so long as subject to forfeiture (a) shall not be sold, transferred, assigned, pledged, hypothecated, anticipated, alienated, encumbered or charged, whether voluntarily, involuntarily or by operation of law (collectively, “Transferred”) and (b) shall be forfeited to the Company in the event a Participant to whom such Restricted Shares are awarded voluntarily ceases to be a director during the period of time, if any, specified by the Board. Restricted Shares awarded under the Plan will be issued in the name of the Participant and held by the Company (or the Company’s agent) during such period of time that the Restricted Shares are subject to forfeiture. At the time the award is made the Participant may be asked to execute one or more blank stock powers and deliver the same to the Company so that any shares which are forfeited may be cancelled.

6.  Annual Limitation on Restricted Share Grants to Eligible Directors.

In any calendar year, no grant to any one Eligible Director may exceed 10,000 Restricted Shares.

7.  Termination of Status as an Eligible Director.

Except as may be provided in the Restricted Shares Grant Agreement as permitted under Section 5, if a Participant’s status as an Eligible Director terminates for any reason (including death, disability (as defined by the Board from time to time, in its sole discretion), resignation, refusal to stand for reelection or failure to be elected) then unless otherwise determined by the Board, to the extent any grant of Restricted Shares held by such Participant is not vested (i.e., no longer subject to forfeiture) as of the date of such termination, such Restricted Shares shall automatically be forfeited on such date.

8.  Withholding Tax.

The Company, at its option, shall have the right to require the Participant to pay the Company the amount of any taxes which the Company is required to withhold with respect to such Restricted Shares or, in lieu of such payment, to retain or sell without notice a number of such Restricted Shares sufficient to cover the amount required to be so withheld. The Company, at its option, shall have the right to deduct from all dividends paid with respect to Restricted Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments. The obligations of the Company under the Plan shall be conditional on such payment or other arrangements acceptable to the Company.

9.  Securities Law Restrictions.

No right under the Plan shall be exercisable and no Restricted Shares shall be delivered under the Plan except in compliance with all applicable federal and state securities laws and regulations. The Company shall not be required to deliver any Restricted Shares or other securities under the Plan prior to such registration or other qualification of such shares under any state or federal law, rule, or regulation as the Board shall determine to be necessary or advisable, in its sole discretion.

Unless such shares have been registered under the Securities Act of 1933, as amended (the “1933 Act”), the Restricted Shares Grant Agreement evidencing the award of Restricted Shares shall contain a representation in form approved by the Board that such Restricted Shares are not being acquired with a view to resale or distribution and will not be sold or otherwise Transferred by the Participant, except in compliance with the 1933 Act and the rules and regulations thereunder and any applicable state securities laws. The Board may impose such other restrictions on the Restricted Shares as it may deem advisable. Share certificates issued in connection with awards of Restricted Shares under the Plan shall bear such legends and statements as the Board shall deem advisable to assure compliance with federal and state securities laws and regulations and any other restriction imposed by the Board on such awards.

10.  Term of Plan.

This Plan shall continue until terminated by the Board. The Board shall have the unrestricted right to amend, modify, suspend or terminate the Plan at any time; provided, however, the Board may not modify the terms of any outstanding awards evidenced by executed Restricted Shares Grant Agreements.

11.  Shareholders Rights.

Participants to whom Restricted Shares have been issued under the Plan shall have the rights of shareholders with respect to the Company’s Common Shares so long as no forfeiture event has occurred, except that the Restricted Shares may not be Transferred during the forfeiture period.

12.  Change in Control.

(a)	Accelerated Vesting.

Notwithstanding any provision of this Plan or any Restricted Shares Grant Agreement to the contrary, if a Change in Control (as defined below) occurs, then all Restricted Shares theretofore granted and not fully vested shall thereupon become vested (i.e., shall no longer be subject to forfeiture).

(b)	Definition of Change in Control.

For purposes of the Plan, a “Change in Control” means the happening of any of the following:

(i)	When any “person,” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 14(d) of the 1934 Act, but excluding the Company, any subsidiary of the Company, any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), any person who is a shareholder of the Company on the effective date of this Plan (an “Existing Shareholder”), and any affiliate of an Existing Shareholder directly or indirectly becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(ii)	When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death or disability to constitute at least a majority of the Board; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors, either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 12(b)(ii); or
(iii)	The occurrence of a transaction not recommended by the Board requiring shareholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary of the Company through purchase of assets, by merger, or otherwise.

Provided, however, further that a change in control shall not be deemed to be a Change in Control for purposes of this Plan if the Board had approved such change prior to either (A) the commencement of any of the events described in Section 12(b)(i), (ii), or (iii) of this Plan, or (B) the commencement by any person other than the Company of a tender offer for Company Common Shares.

13.  Acceleration of Rights.

The Board shall have the authority, in its discretion, to accelerate the time of vesting of Restricted Shares whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws after the award of the Restricted Shares.

14.  Interpretation, Amendment or Termination of Plan.

The interpretation by the Board of any provision of the Plan or of any terms contained in any Restricted Shares Grant Agreement executed in connection with a grant of Restricted Shares under the Plan shall be final and conclusive upon all Participants under the Plan. The Board, without further action on the part of the shareholders of the Company, may from time to time alter, amend, or suspend the Plan or may at any time terminate the Plan; provided that no such action shall adversely affect any Participant’s rights with respect to an outstanding issuance of Restricted Shares then held by such Participant without such Participant’s consent nor (subject to the provisions of Section 4 dealing with adjustments in the number and kind of Common Shares reserved for issuance under the Plan due to reorganizations and other corporate actions) shall any such action increase the number of Common Shares that may be issued as Restricted Shares without the approval of the Company’s shareholders. No member of the Board will incur any liability for any action taken or admitted, or any determination made, in good faith in connection with the Plan.

15.  Government Regulations.

Notwithstanding any provision of the Plan or any Restricted Shares Grant Agreement executed pursuant to the Plan, the Company’s obligations under the Plan and such agreement shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental or regulatory agencies, including without limitation any stock exchange on which the Company’s Common Shares may then be listed.

16.  Governing Law.

The Plan shall be construed and governed by the laws of the State of Ohio.

17.  Effective Date.

The Plan shall become effective on the day it is approved by the Company’s shareholders.

The current Amended Directors’ Restricted Shares Plan, as amended (the “Existing Plan”), which was previously approved by the Company’s shareholders, shall remain in full force and effect and shall only be superseded by the Plan when, and if, the Company’s shareholders approve the Plan. For the avoidance of doubt, Restricted Shares granted under the Existing Plan prior to the effective date of the Plan shall continue under the terms of the written agreements under the Existing Plan and vest in the event of a Potential Change in Control, as set forth in such written agreements and the Existing Plan.

18.  Severability Clause.

In case any one or more of the provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan to be construed so as to foster the intent of this Plan. This Plan and all transactions pursuant to this Plan are intended to comply in all respects with applicable laws and regulations.

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Stoneridge

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on May 15, 2018.

Vote by Internet

- Go to **www.envisionreports.com/SRI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2, 3 and 4. The Proxies will be voted as specified below, or if a choice in not specified, they will vote FOR the nominees listed in Proposal 1, FOR Proposals 2, 3 and 4.

1. Election of Directors: 01 - Jonathan B. DeGaynor; 02 - Jeffrey P. Draime; 03 - Douglas C. Jacobs; 04 - Ira C. Kaplan; 05 - Kim Korth; 06 - William M. Lasky; 07 - George S. Mayes, Jr.; 08 - Paul J. Schlather

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

Proposal	For	Against	Abstain
2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2018.	☐	☐	☐
3. Advisory approval on the Company's executive compensation.	☐	☐	☐
4. Approval of the 2018 Amended and Restated Directors' Restricted Shares Plan.	☐	☐	☐

5. On such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 3 7 3 3 2 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02SN1C

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Stoneridge

Proxy — STONERIDGE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jonathan B. DeGaynor, Robert R. Krakowiak, and Thomas M. Dono, Jr., and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Stoneridge, Inc., to be held at the Company's headquarters 39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377, on Tuesday, May 15, 2018, at 11:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 5, 2018 is hereby acknowledged.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE